AMENDMENT TO
SHAREHOLDERS AGREEMENT
by and among
JOURNAL COMMUNICATIONS, INC.,
THE JOURNAL COMPANY,
MATEX INC.
and
ABERT FAMILY JOURNAL STOCK TRUST
And subsequently joined by
GRANT D. ABERT
and
BARBARA ABERT TOOMAN

        THIS AMENDMENT (this “Amendment”) is made and entered into as of this 22nd day of August, 2007, by and among Journal Communications, Inc., a Wisconsin corporation formerly known as The Journal Company (“New Journal”), The Journal Company, a Wisconsin corporation formerly known as Journal Communications, Inc. (“JCI”), Matex Inc., a Wisconsin corporation (“Matex”), the Abert Family Journal Stock Trust created under the agreement dated January 27, 1987, as amended (the “Abert Trust”), Grant D. Abert and Barbara Abert Tooman (collectively with Matex, the Abert Trust, Grant D. Abert and any transferees permitted under Section 9.7 of the Shareholders Agreement (as defined below), the “Family Shareholders”).

        WHEREAS, New Journal, JCI, Matex and the Abert Trust entered into that certain Shareholders Agreement, dated as of May 12, 2003 (the “Shareholders Agreement”).

        WHEREAS, in December 2003, certain undertakings or counterparts of the Shareholders Agreement were executed and delivered in accordance with Section 9.7 of the Shareholders Agreement by Grant D. Abert and Barbara Abert Tooman.

        WHEREAS, New Journal, JCI and the Family Shareholders desire to supplement and amend the Shareholders Agreement in accordance with the terms set forth herein.

        WHEREAS, Section 9.14 of the Shareholders Agreement provides that the Shareholders Agreement may be amended by the written agreement of New Journal, JCI and the Family Shareholders holding a majority of the Equity Securities then held by the Family Shareholders.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to supplement and amend the Shareholders Agreement as follows:

        1.     Article I of the Shareholders Agreement shall be amended to add the following definitions:

“Amendment” means that certain Amendment to this Agreement entered into on August 22, 2007 by and among New Journal, JCI, Matex, the Abert Trust, Grant D. Abert and Barbara Abert Tooman.

“Outstanding” or “outstanding” when used to refer to shares of Common Stock, shall exclude all shares of Common Stock then held by New Journal, JCI or any of their Affiliates.

“Purchase Price” has the meaning set forth in Section 10.2.

“Shares”has the meaning set forth in Section 10.1.

        2.     Section 5.1(d) of the Shareholders Agreement shall become Section 5.1(e) and new Section 5.1(d) shall be added to read as follows:

5.1(d) During the twelve-month period immediately following the date of the Amendment, no Family Shareholder shall Transfer any Equity Securities currently owned or thereafter acquired by the Family Shareholder, except pursuant to the provisions of Section 5.4, Section 9.7 or a Board Approved Transaction. During this twelve-month period, the legend provisions of Section 9.5 shall also apply.

        3.     All references in the Shareholders Agreement to Section 5.1(d) that existed prior to the execution of this Amendment shall hereafter be to Section 5.1(e).

        4.     Section 7.1 of the Shareholders Agreement shall be deleted in its entirety and the following shall be substituted therefor:

7.1 Director Nominees. Subject to Section 7.2, commencing with the first annual meeting of the shareholders of New Journal following the IPO, the Family Shareholders shall have the right to nominate one (1) director to the New Journal Board to be included in the New Journal Board’s or management’s slate of nominees for director in New Journal’s proxy or information statements.

        5.     Section 7.2(c) of the Shareholders Agreement shall be deleted in its entirety and the following shall be substituted therefor:

7.2(c) The rights and obligations of the Family Shareholders under this Article VII shall terminate at such time as the Family Shareholders hold in the aggregate less than five percent (5%) of the Outstanding shares of Common Stock. In such event, at the written request of a majority of the other members of the New Journal Board, the director nominated by the Family Shareholders, and/or the director replacing the nominee of the Family Shareholders under Section 7.2(a), shall immediately resign from the New Journal Board.

        6.     Section 9.4 of the Shareholders Agreement shall be amended by adding the following sentence after the current last sentence thereof:

The Family Shareholders hereby also permit New Journal and JCI to publish and disclose in any and all required filings with the SEC and/or communications required by SEC or NYSE rules the nature of their commitments, arrangements and understandings under this Agreement.

        7.     Section 9.7 of the Shareholders Agreement shall be deleted in its entirety and the following shall be substituted therefor:

9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that only a “Family Successor” (as that term is defined in the Articles of Incorporation) who executes and delivers to New Journal a counterpart of this Agreement may be a successor or assign of a Family Shareholder, whereupon such “Family Successor” shall become a Family Shareholder.

        8.     New Article X of the Shareholders Agreement shall be added to read as follows:

ARTICLE X
STOCK PURCHASE

10.1 Purchase and Sale of Shares. Pursuant to the terms of this Article X, Matex hereby agrees to sell to New Journal and New Journal agrees to purchase from Matex 3,200,000 shares of Class B Common Stock (the “Shares”).

10.2 Purchase Price and Payment. The purchase price (the “Purchase Price”) payable for the Shares shall be an aggregate of $32,000,000.00, or $10.00 per Share. The Purchase Price shall be paid by New Journal on the morning after the date of the Amendment by wire transfer of immediately available funds to an account designated by Matex. On such date, Matex and New Journal shall direct the Transfer Agent (as defined in the Articles of Incorporation) for the Common Stock to record New Journal as the beneficial owner of the Shares and then immediately thereafter record that the Shares have been cancelled by action of the New Journal Board and, thereby, restored to the status of authorized but unissued shares of Class B Common Stock.

10.3 Representations and Warranties of Matex. Matex hereby represents and warrants to New Journal as follows:

(a) Matex is a corporation validly existing under the laws of the State of Wisconsin.

    (b)        Matex is the sole owner of beneficial and legal title to the Shares, the Shares are free and clear of all liens and encumbrances and, when acquired, New Journal will acquire good and marketable title to the Shares, free and clear of all liens and encumbrances.

    (c)        The Amendment has been duly and validly executed and delivered by Matex and constitutes the legal, valid and binding obligation of Matex, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

    (d)        Matex has the full power, legal right and power to enter into, execute and deliver the Amendment and to carry out the transactions contemplated thereby. The execution and delivery of the Amendment by Matex, and Matex’s full performance thereunder, has been duly authorized, and no other or further act on the part of Matex is necessary therefor.

    (e)        Matex, together with its attorneys, accountants, investment advisors and/or other agents, has had access to, read carefully and considered the various filings made by New Journal with the SEC. Matex, together with its attorneys, accountants, investment advisors and/or other agents, has had an opportunity to ask questions and receive answers from the officers of New Journal regarding the terms and conditions of this transaction and New Journal’s business and financial condition. Except as expressly set forth in this Article X, no representations or warranties, oral or otherwise, have been made to Matex including, without limitation, any representations concerning the future prospects of New Journal.

(f) Matex’s representations and warranties made herein shall survive the purchase and sale of the Shares.

10.4 Representations and Warranties of New Journal. New Journal hereby represents and warrants to Matex as follows:

(a) New Journal is a corporation validly existing under the laws of the State of Wisconsin.

    (b)        The Amendment has been duly and validly executed and delivered by New Journal and constitutes the legal, valid and binding obligation of New Journal, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

    (c)        New Journal has the full power, legal right and power to enter into, execute and deliver the Amendment and to carry out the transactions contemplated thereby. The execution and delivery of the Amendment by New Journal, and New Journal’s full performance thereunder, has been duly authorized, and no other or further act on the part of New Journal is necessary therefor.

(d) New Journal’s representations and warranties made herein shall survive the purchase and sale of the Shares.

10.5 Representations and Warranties of the Family Shareholders. The Family Shareholders who have executed the Amendment hereby represent and warrant to New Journal as follows:

(a) The Family Shareholders who have executed the Amendment hold at least a majority of the Equity Securities currently held by all the Family Shareholders.

    (b)        The Amendment has been duly and validly executed and delivered by the Family Shareholders and constitutes the legal, valid and binding obligation of the Family Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

(c) The Family Shareholders’ representations and warranties made herein shall survive the purchase and sale of the Shares.

        9.     New Article XI of the Shareholders Agreement shall be added to read as follows:

ARTICLE XI
NEW JOURNAL OPTIONS

11.1 Optional Conversion Right. If, at any time, the number of outstanding shares of Class C Common Stock is less than 1,088,000 shares, then, at New Journal’s option, New Journal may require that the Holders (as defined in the Articles of Incorporation) of all shares of Class C Common Stock convert all remaining shares of Class C Common Stock in accordance with the “Optional Conversion Rights” provisions of Paragraph (C)(3)(c) of Article 2 of the Articles of Incorporation. Pursuant to such provisions of the Articles of Incorporation, the parties hereto understand that the shares of Class C Common Stock could be converted into, at the option of the Holder, either shares of Class A Common Stock at the Class A Conversion Amount (as defined in the Articles of Incorporation) or shares of Class A Common Stock and Class B Common Stock at the Combined Class A/Class B Conversion Amount (as defined in the Articles of Incorporation), provided that prior to any such conversion the Class B Common Stock has not previously been converted into Class A Common Stock pursuant to Paragraph (C)(2)(e)(i) of Article 2 of the Articles of Incorporation. New Journal shall exercise its rights under this Section 11.1 by delivering to each Holder of Class C Common Stock a written notice thereof, either personally or by mail. Within ten (10) business days of receipt of such notice from New Journal, each Holder shall deliver to the Transfer Agent (as defined in the Articles of Incorporation) the documents required by Paragraph (C)(3)(c)(iii) of Article 2 of the Articles of Incorporation indicating his, her or its notice of election to convert into either shares of Class A Common Stock or shares of both Class A Common Stock and Class B Common Stock, all in accordance with the provisions of the Articles of Incorporation.

11.2 Optional Terminal Conversion Right. If, at any time or from time to time after September 30, 2016, the Holders (as defined in the Articles of Incorporation) of Class C Common Stock hold, in the aggregate, in excess of 1,632,000 shares of Class C Common Stock, then New Journal, at its option, may require that such Holders convert any or all shares of Class C Common Stock then held by them in excess of 1,632,000 shares in accordance with the “Optional Conversion Rights” provisions of Paragraph (C)(3)(c) of Article 2 of the Articles of Incorporation. Pursuant to such provisions of the Articles of Incorporation, the parties hereto understand that the shares of Class C Common Stock could be converted into, at the option of the Holder, either shares of Class A Common Stock at the Class A Conversion Amount (as defined in the Articles of Incorporation) or shares of Class A Common Stock and Class B Common Stock at the Combined Class A/Class B Conversion Amount (as defined in the Articles of Incorporation), provided that prior to any such conversion the Class B Common Stock has not previously been converted into Class A Common Stock pursuant to Paragraph (C)(2)(e)(i) of Article 2 of the Articles of Incorporation. New Journal shall exercise its rights under this Section 11.2 by delivering to each Holder of Class C Common Stock a written notice thereof, either personally or by mail, which notice will indicate thereon how many shares of Class C Common Stock in excess of 1,632,000 shares that the Holders are required to so convert. Within ten (10) business days of receipt of such notice from New Journal, the Holders, collectively, shall deliver to the Transfer Agent (as defined in the Articles of Incorporation) the documents required by Paragraph (C)(3)(c)(iii) of Article 2 of the Articles of Incorporation indicating their notice of election to convert the number of shares of Class C Common Stock indicated in the notice from New Journal and also indicating the Holders choice to convert such shares into either shares of Class A Common Stock or shares of both Class A Common Stock and Class B Common Stock, all in accordance with the provisions of the Articles of Incorporation. The Holders may agree among themselves as to which of them shall convert shares and which of their respective shares shall be converted to meet their obligations arising by reason of New Journal’s exercise of its rights under this Section 11.2, and New Journal shall abide by any such agreement and designations by the Holders to the extent in compliance with the provisions of this Section 11.2.

11.3 Adjustment in Capitalization. If New Journal should at any time following the date of the Amendment (a) subdivide (by stock split or otherwise) the outstanding Class C Common Stock or issue a dividend on the Class C Common Stock payable in shares of Class C Common Stock, then the share numbers set forth in Section 11.1 and Section 11.2 (as in effect immediately prior to such subdivision or dividend) shall be proportionately increased by the same ratio as the subdivision or dividend or (b) combine (by reverse stock split or other combination or consolidation) the outstanding Class C Common Stock into a lesser number of shares, then the share numbers set forth in Section 11.1 and Section 11.2 (as in effect immediately prior to such combination) shall be proportionately decreased by the same ratio as the combination.

        10.     The references to the “Agreement,” “hereof,” “hereunder” or words of like import in the Shareholders Agreement shall be deemed, from and after the date of this Amendment, to encompass the Shareholders Agreement as amended and supplemented by this Amendment.

        11.     Defined terms used and not defined in this Amendment shall have the same meaning assigned to them in the Shareholders Agreement.

        12.     Except as expressly supplemented and amended pursuant to this Amendment, all of the terms, conditions and provisions of the Shareholders Agreement shall remain in full force and effect.

        13.     This Amendment may be executed (including by facsimile transmission) in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

JOURNAL COMMUNICATIONS, INC.
By: /s/ Steven J. Smith
Name: Steven J. Smith
Title: Chairman and Chief Executive Officer
THE JOURNAL COMPANY
By: /s/ Steven J. Smith
Name: Steven J. Smith
Title: Chairman and Chief Executive Officer
MATEX INC.
By: /s/ Joseph E. Tierney
Name: Joseph E. Tierney
Title: Secretary
ABERT FAMILY JOURNAL STOCK TRUST
By: /s/ Grant D. Abert
Name: Grant D. Abert
Title: Trustee
/s/ Grant D. Abert
Grant D. Abert
/s/ Barbara Abert Tooman
Barbara Abert Tooman